                             Policy Number SPECIMEN

                 Insured  JOHN DOE

Initial Specified Amount  $100,000                   Date of Issue  MAY 4, 2001
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

A Stock Company             Home Office Location:  Syracuse, NY

     Administrator Mailing Address:  Lincoln Life & Annuity Company of New York
                                     350 Church Street
                                     Hartford, CT 06103-1106

Lincoln Life & Annuity Company of New York ("Lincoln New York") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln New York further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln New York within 45 days of the date the application is signed or within 10 days after receipt of the policy by the Owner, whichever is later (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln New York will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS. THE DURATION OF COVERAGE MAY BE FIXED AND/OR VARIABLE AND MAY INCREASE OR DECREASE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln New York as of the Date of Issue.
                                                           [GRAPHIC]
                   Registrar

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
                  Surrender Value payable upon surrender of the
                  policy. Flexible premiums payable to when the
                            Insured reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.


LN665                                  NY

                                TABLE OF CONTENTS

                                                                                      PAGE*
Policy Specifications...................................................................3

Schedule 1: Surrender Charges...........................................................5

Schedule 2: Expense Charges and Fees....................................................6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000..............7

Schedule 4: Corridor Percentages Table..................................................8

Definitions.............................................................................9

Premium and Reinstatement Provisions....................................................11

Ownership, Assignment and Beneficiary Provisions........................................13

Variable Account Provisions.............................................................14

Policy Values Provisions................................................................15

Transfer Privilege Provision............................................................17

Optional Sub-Account Allocation Programs................................................18

Nonforfeiture and Surrender Value Provisions............................................18

Loan Provisions.........................................................................19

Insurance Coverage Provisions...........................................................20

General Provisions......................................................................23

Followed by Optional Methods of Settlement and Any Riders

*Page 4 is intentionally "blank."


LN665                                  NY                                     2

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000                 Date of Issue  MAY 4, 2001
Minimum Specified Amount  $100,000                     Issue Age  35
 Monthly Anniversary Day  04                       Premium Class  STANDARD


LN665 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

BENEFIT AMOUNT:        See Initial Specified Amount

DEATH BENEFIT OPTION:  Death Benefit Option is 1. (Level)

PREMIUM PAYMENTS:      Initial premium paid with application $725.00
                       Planned Premium $725.00
                       Additional premium payments may vary by frequency or amount.



PAYMENT MODE:          ANNUALLY

NO-LAPSE PROVISION:         Elected (SEE PREMIUM AND REINSTATEMENT PROVISIONS,
                            NO-LAPSE PROVISION.)
AGE 100 NO-LAPSE PREMIUM:   $115.99 monthly
10 YEAR NO-LAPSE PREMIUM:   $34.25 monthly

NOTE: Unless the No-Lapse Provision is in effect, the policy will terminate if the actual premiums paid and investment experience are insufficient to continue coverage. Crediting of additional interest is not guaranteed and, subject to the guaranteed minimum rate. Lincoln New York has the right to change the amount of interest credited and the amount of Cost of Insurance or other expense charges deducted which may require more premium to be paid than was illustrated, or the Accumulation Values may be less than those illustrated.

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT: Transfers from the Fixed Account shall be made only within the 30 day period after an anniversary of the Date of Issue, except as provided under the Dollar Cost Averaging program. The amount of all such transfers in any such 30-day period shall not exceed the lesser of (a) 20% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue, or (b) $250,000. (SEE TRANSFER PRIVILEGE PROVISION AND OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)

INTEREST RATE CREDITED TO THE FIXED ACCOUNT: The interest rate used to credit interest may vary but will never be less than 0.010746% compounded daily (4% compounded yearly). (See POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.)

UNDER FEDERAL LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED REACHES AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THE POLICY AFTER THE INSURED REACHES AGE 100.


LN665                                  NY                                     3

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                Insured  JOHN DOE
Initial Specified Amount  $100,000                   Date of Issue  MAY 4, 2001
Minimum Specified Amount  $100,000                       Issue Age  35
 Monthly Anniversary Day  04                         Premium Class  STANDARD



OWNER
The Insured

BENEFICIARY
Jane Doe, Wife, if surviving the Insured


LN665                                                               3A - 1 of 1

                          THIS PAGE INTENTIONALLY BLANK

                          SCHEDULE 1: SURRENDER CHARGES

The charge assessed upon full surrender of the policy will be the lesser of the Surrender Charge shown or the then current Net Accumulation Value. Upon either a partial surrender or a decrease in Specified Amount, no surrender charge is applied. An additional surrender charge table will apply to each increase in Specified Amount permitted by Lincoln New York. The additional table will apply as of the date of the increase.

                                         SURRENDER CHARGE AS OF
       POLICY YEAR                      BEGINNING OF POLICY YEAR
       -----------                      ------------------------
             1                               $2,437.90
             2                               $2,350.40
             3                               $2,259.50
             4                               $2,165.10
             5                               $2,067.10
             6                               $1,965.40
             7                               $1,859.80
             8                               $1,750.00
             9                               $1,636.10
            10                               $1,517.50
            11                               $1,140.40
            12                                 $782.50
            13                                 $473.70
            14                                 $217.20
            15                                  $16.30
            16 and thereafter                    $0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, PARTIAL SURRENDER.


LN665                                  NY                                     5

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

PREMIUM LOAD.  Lincoln Life will deduct a Premium Load of 5.0% from each premium payment.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee as of the Date of Issue of the policy consists of a fee of $10.00 per month during the first Policy Year and $5.00 per month during subsequent Policy Years. Lincoln Life may change this fee after the first Policy Year based on its expectations of future expenses, but is guaranteed not to exceed $5.00 per month.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is equal to an annual rate of .75% of a Variable Sub-Account's value during Policy Years 1 through 10, .35% during Policy Years 11 through 20 and .20% during the 21st and later Policy Years.

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. A transaction fee not to exceed $25 may be applied by Lincoln Life to each transfer request in excess of 12 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.


LN665                                  NY                                     6

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES (ATTAINED AGE MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

SPECIAL NOTE:  The monthly Cost of Insurance Rate charged under the policy varies based on the sex, attained age (nearest birthday), duration and premium class of the person insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum Cost of Insurance Rates, Lincoln New York will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the person insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Tables (Male or Female as appropriate).

   ATTAINED                                 ATTAINED                                 ATTAINED
     AGE           MALE       FEMALE           AGE         MALE        FEMALE           AGE         MALE       FEMALE
   (NEAREST      MONTHLY     MONTHLY        (NEAREST      MONTHLY     MONTHLY        (NEAREST     MONTHLY     MONTHLY
  BIRTHDAY)        RATE        RATE         BIRTHDAY)      RATE         RATE         BIRTHDAY)      RATE        RATE
-------------------------------------      -----------------------------------    ------------------------------------
       0        0.34845    0.24089             35       0.17586      0.13752            70        3.30338      1.84590
       1        0.08917    0.07251             36       0.18670      0.14669            71        3.62140      2.02325
       2        0.08251    0.06750             37       0.20004      0.15752            72        3.98666      2.24419
       3        0.08167    0.06584             38       0.21505      0.17003            73        4.40599      2.51548
       4        0.07917    0.06417             39       0.23255      0.18503            74        4.87280      2.83552
-------------------------------------      -----------------------------------    ------------------------------------
       5        0.07501    0.06334             40       0.25173      0.20171            75        5.37793      3.19685
       6        0.07167    0.06084             41       0.27424      0.22005            76        5.91225      3.59370
       7        0.06667    0.06000             42       0.29675      0.23922            77        6.46824      4.01942
       8        0.06334    0.05834             43       0.32260      0.25757            78        7.04089      4.47410
       9        0.06167    0.05750             44       0.34929      0.27674            79        7.64551      4.97042
-------------------------------------      -----------------------------------    ------------------------------------
      10        0.06084    0.05667             45       0.37931      0.29675            80        8.30507      5.52957
      11        0.06417    0.05750             46       0.41017      0.31677            81        9.03761      6.17118
      12        0.07084    0.06000             47       0.44353      0.33761            82        9.86724      6.91414
      13        0.08251    0.06250             48       0.47856      0.36096            83       10.80381      7.77075
      14        0.09584    0.06667             49       0.51777      0.38598            84       11.82571      8.72632
-------------------------------------      -----------------------------------    ------------------------------------
      15        0.11085    0.07084             50       0.55948      0.41350            85       12.91039      9.76952
      16        0.12585    0.07501             51       0.60870      0.44270            86       14.03509     10.89151
      17        0.13919    0.07917             52       0.66377      0.47523            87       15.18978     12.08770
      18        0.14836    0.08167             53       0.72636      0.51276            88       16.36948     13.35774
      19        0.15502    0.08501             54       0.79730      0.55114            89       17.57781     14.70820
-------------------------------------      -----------------------------------    ------------------------------------
      20        0.15836    0.08751             55       0.87326      0.59118            90       18.82881     16.15259
      21        0.15919    0.08917             56       0.95591      0.63123            91       20.14619     17.71416
      22        0.15752    0.09084             57       1.04192      0.66961            92       21.57655     19.43814
      23        0.15502    0.09251             58       1.13378      0.70633            93       23.20196     21.40786
      24        0.15169    0.09501             59       1.23235      0.74556            94       25.28174     23.83051
-------------------------------------      -----------------------------------    ------------------------------------
      25        0.14752    0.09668             60       1.34180      0.78979            95       28.27411     27.16158
      26        0.14419    0.09918             61       1.46381      0.84488            96       33.10677     32.32378
      27        0.14252    0.10168             62       1.60173      0.91417            97       41.68475     41.21204
      28        0.14169    0.10501             63       1.75809      1.00267            98       58.01259     57.81394
      29        0.14252    0.10835             64       1.93206      1.10539            99       83.33333     83.33333
-------------------------------------      -----------------------------------    ------------------------------------
      30        0.14419    0.11251             65       2.12283      1.21731
      31        0.14836    0.11668             66       2.32623      1.33511
      32        0.15252    0.12085             67       2.54312      1.45461
      33        0.15919    0.12502             68       2.77350      1.57247
      34        0.16669    0.13168             69       3.02328      1.69955
-------------------------------------      -----------------------------------


LN665                                  NY                                     7

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE

As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT PROCEEDS is based on a percent of the Accumulation Value as determined from the following table:

                               CORRIDOR                                               CORRIDOR
      AGE                     PERCENTAGE                     AGE                     PERCENTAGE
  -------------             ---------------              ------------              ---------------
      0-40                      250%                         70                         115%
       41                       243                          71                         113
       42                       236                          72                         111
       43                       229                          73                         109
       44                       222                          74                         107
  -------------             ---------------              ------------              ---------------
       45                       215                          75                         105
       46                       209                          76                         105
       47                       203                          77                         105
       48                       197                          78                         105
       49                       191                          79                         105
  -------------             ---------------              ------------              ---------------
       50                       185                          80                         105
       51                       178                          81                         105
       52                       171                          82                         105
       53                       164                          83                         105
       54                       157                          84                         105
  -------------             ---------------              ------------              ---------------
       55                       150                          85                         105
       56                       146                          86                         105
       57                       142                          87                         105
       58                       138                          88                         105
       59                       134                          89                         105
  -------------             ---------------              ------------              ---------------
       60                       130                          90                         105
       61                       128                          91                         104
       62                       126                          92                         103
       63                       124                          93                         102
       64                       122                          94                         101
  -------------             ---------------              ------------              ---------------
       65                       120                          95                         100
       66                       119                          96                         100
       67                       118                          97                         100
       68                       117                          98                         100
       69                       116                          99                         100
  -------------             ---------------              ------------              ---------------


LN665                                                                         8

                                   DEFINITIONS

ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE.  The age of the Insured at her or his nearest birthday.

COST OF INSURANCE.  SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES.  This term is defined in SCHEDULE 3.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable upon death of the Insured is based upon the death benefit option selected under the policy. Each option is described under the DEATH BENEFIT OPTIONS provision and is payable as described under the PAYMENT OF PROCEEDS provision.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln New York.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 4% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln New York and are held in Lincoln New York's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD.  SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

HOME OFFICE. The term "Home Office" means the Lincoln Life & Annuity Company of New York.

IN WRITING. With respect to any notice to Lincoln New York, this term means a written form satisfactory to Lincoln New York and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln New York to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln New York's records.

INDEBTEDNESS.  See LOAN PROVISIONS, INDEBTEDNESS.

LOAN ACCOUNT. The account in which policy indebtedness (outstanding loans and interest) accrues once it is transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln New York's general account.

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln New York makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.


LN665                                  NY                                     9

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by Lincoln New York as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

NET ACCUMULATION VALUE.  The Accumulation Value less the Loan Account Value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NO-LAPSE PREMIUM. The premium required to be paid to guarantee the policy will not lapse. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, NO-LAPSE PROVISION.)

NYSE.  New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the Cover of the policy.

SEC. The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. SEE NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCOUNT. The Lincoln New York Flexible Premium Variable Life Account M consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln New York, the investment performance of which is kept separate from that of


LN665                                  NY                                    10
the general assets of Lincoln New York. Variable Account assets are not chargeable with the general liabilities of Lincoln New York.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (SEE INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid subject to the requirements under ADDITIONAL PREMIUMS, at any time before the Insured reaches Age 100. There is no minimum premium requirement. However, except as provided under the NO-LAPSE PROVISION, the policy will lapse subject to the terms set forth in the GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln New York. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln New York shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln New York.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Age 100. Lincoln New York reserves the right to limit the amount or frequency of any such additional premium payments. If payment of additional premium would increase the difference between the Death Benefit Proceeds and the Accumulation Value, Lincoln New York may reject the additional premium payment unless satisfactory evidence of insurability is furnished to Lincoln New York. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln New York may reject all or such excess portion of the additional premium. Any additional payment received by Lincoln New York shall be applied to repay any outstanding loans and to that extent shall not be treated as premium, unless the Owner specifically instructs Lincoln New York otherwise In Writing.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln New York is otherwise instructed In Writing.

NO-LAPSE PROVISION. If elected on the application, this policy includes the No-Lapse Provisions as shown on the POLICY SPECIFICATIONS and described below. This provision is not available with Death Benefit Option 3 (See INSURANCE COVERAGE PROVISIONS).

A. AGE 100 NO-LAPSE PROVISION. A payment of the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse before Age 100. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any Indebtedness and partial surrenders is at least equal to the sum of the Age 100 No-Lapse Premiums due since the Date of Issue, the policy will not lapse until the Insured's Age 100 even if the Net Accumulation Value is insufficient to meet the Monthly Deductions. Monthly Deductions will


LN665                                  NY                                    11
     continue, but the Net Accumulation Value will not be less than zero.

     The Age 100 No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the Age 100 No-Lapse Premium requirement is not met, (b) there is an increase in the Specified Amount, (c) there is a change in the Death Benefit Option, or (d) the insured reaches Age 100. Upon termination of the Age 100 No-Lapse Provision, if it is determined that the conditions for the 10 Year No-Lapse Provision have been satisfied, the policy will remain in force as set forth in the 10 Year No-Lapse Provision.

     Once the Age 100 No-Lapse Provision is terminated, it cannot be reinstated.

B. 10 YEAR NO-LAPSE PROVISION. A payment of the 10 Year No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse during the first 10 Policy Years. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the 10 Year No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any Indebtedness and partial surrenders is at least equal to the sum of the 10 Year No-Lapse Premiums due since the Date of Issue, the policy will not lapse during the first 10 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions. Monthly Deductions will continue, but the Net Accumulation Value will not be less than zero.

     The 10 Year No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the 10 Year No-Lapse Premium requirement is not met, (b) there is an increase in the Specified Amount, (c) there is a change in the Death Benefit Option, or (d) at the beginning of the 11th Policy Year.

     The 10 Year No-Lapse Provision applies for the first 10 Policy Years only. Continuing to pay the 10 Year No-Lapse Premium amount beyond the expiration of the 10 Year No-Lapse Provision does not guarantee that the policy will not lapse.

     Once the 10 Year No-Lapse Provision is terminated, it cannot be reinstated.

NO-LAPSE PROVISION GRACE PERIOD. A period of at least 61 days will be granted for the No-Lapse Premiums if on any Monthly Anniversary Day it is determined that either No-Lapse Premium requirement has not been met. At least 31 days before the end of that period, Lincoln New York will notify the Owner of the amount of premium necessary to maintain the No-Lapse Provision.

COVERAGE DATE. The Planned Premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue the policy in force until the Policy Anniversary after the Insured reaches Age 100 even if the amount is paid as scheduled. The duration for which the policy will continue will depend upon:
1.       The amount, timing and frequency of premium payment;
2.       Changes in Specified Amount and Death Benefit options;
3.       Changes in current interest credits and insurance costs;
4.       Changes in deductions for riders, if any; and
5.       Partial Surrenders and loans.

GRACE PERIOD. Except as provided under the NO-LAPSE PROVISION, if on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value, Lincoln New York shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Net Accumulation Value, and (c) enough additional premium to cover at least two additional months' Monthly Deductions.


LN665                                  NY                                    12

If the amounts set forth in the notice are not paid to Lincoln New York on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value. If the Insured dies during the Grace Period, Lincoln New York shall pay the Death Benefit Proceeds in effect immediately prior to such period less any overdue charges.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated provided (a) the policy has not been surrendered, (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln New York, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln New York approves the application for reinstatement. The surrender charges set forth in SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insured will be the Owner.

RIGHTS OF OWNER. While the Insured is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln New York, (b) agree with Lincoln New York to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln New York, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is signed and subject to receipt by Lincoln New York. Any payment made or any action taken or allowed by Lincoln New York before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln New York.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln New York, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln New York receives it. Lincoln New York shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.


LN665                                  NY                                    13

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and by any irrevocable Beneficiary. A change of Beneficiary shall be effective on the date the notice of change is signed and subject to receipt of the notice by Lincoln New York. Any payment made or any action taken or allowed by Lincoln New York before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln New York.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln New York's Board of Directors as a "separate account" is subject to the laws of the State of New York, Lincoln New York's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln New York and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln New York. The Variable Account assets are owned and controlled exclusively by Lincoln New York, and Lincoln New York is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln New York shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln New York may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln New York shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Insurance Superintendent of New York and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln New York, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln New York from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate


LN665                                  NY                                    14
changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment or Lincoln New York determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln New York may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln New York shall obtain any necessary regulatory or other approvals including prior authorization of the Insurance Superintendent of New York. Lincoln New York may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, and (f) all expenses and fees as specified under SCHEDULE 2.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln New York will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4%), or (b) a rate determined by Lincoln New York from time to time. Such rate will be established on a prospective basis and once credited, such interest will be nonforfeitable.

LOAN ACCOUNT VALUE. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN ACCOUNT.)

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account Value will be 4%.

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. A Variable Accumulation Unit is a unit of measure used in the calculation of the value of each Variable Sub-Account. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. All or part of a Net Premium Payment allocated or transferred to a Variable Sub-Account is converted into Variable Accumulation Units. The number of units will be calculated by dividing each amount allocated, transferred, distributed or redeemed by the Accumulation Unit Value of the appropriate Variable Sub-Account at the end of the Valuation Period in which it is received. The Accumulation Unit value for each Variable Sub-Account was initially established at $10.00.


LN665                                  NY                                    15

It may thereafter increase or decrease from one Valuation Period to the next. The Variable Accumulation Unit Value for a Variable Sub-Account for any later Valuation Period is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the end of the preceding Valuation Period by the net asset value per share of the Fund at the end of the current Valuation Period and adding any dividend or other distribution of the Fund earned during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln New York that Lincoln New York determines result from the operations of the Variable Account; and

3. The difference between the values obtained under steps (1) and (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the current Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln New York based on its expectations of future mortality, Fixed Account investment earnings, persistency and expenses and vary as set forth in
SCHEDULE 3. The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. A portion of such Cost of Insurance may represent a recovery of expenses associated with the administration of the policy; such recovery may be greater in the early policy years. Any change in Cost of Insurance Rates will be determined in accordance with the procedures and standards on file with the Insurance Superintendent of New York and will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 3.

The policy cost factors for inforce policies will be reviewed whenever the policy cost factors for new issues are changed. The frequency of review of the assumptions, following the initial guaranteed period, to determine if the change in policy cost factors is necessary must be greater than annual and no less than five years.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln New York will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln New York and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1)   is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and


LN665                                  NY                                    16

CHARGE (2)     is the Monthly Administrative Fee as described under SCHEDULE 2.

The amount of the Monthly Deduction will be deducted from the Fixed and Variable Sub-Accounts in the same proportion that the value of each account bears to the Net Accumulation Value as of the date on which the deduction is made.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made either In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln New York shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (b) the authenticity of such instructions. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln New York to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 12 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 12, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln New York's maximum amount then in effect; (d) Transfers among the Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time; (e) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (f) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100.

If the investment strategy of a Variable Sub-Account were changed, the Owner may transfer the amount in that Variable Sub-Account to the Fixed Account without a transfer charge, even if the 12 free transfers have already been used. Moreover, no transfer will be imposed when the Owner, in accordance with INSURANCE COVERAGE PROVISION, RIGHT TO CONVERT and GENERAL PROVISIONS, CHANGE OF PLAN, exchanges the policy for an equivalent fixed account policy, even if the 12 free transfers have already been used.


LN665                                  NY                                    17

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or automatic Rebalancing, without charge, but may participate in only one program at any time.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Transfers do not count against the free transfers available. Transfers from the Fixed Account can only be elected at the time the policy is issued. Transfers from the Money Market Sub-Account may be elected at any time while this policy is in force.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months (as elected on the application).

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln New York of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any Surrender Charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln New York in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln New York will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. Unless otherwise agreed to by the Owner and Lincoln New York, if the Insured is still living at Age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured becomes Age 100 and Lincoln New York will a) continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, b) no further Monthly Deductions, expense charges, administrative or policy fee will be made, and c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force and may be made after Age 100. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee as specified in SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln New York.


LN665                                  NY                                    18

The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in SCHEDULE 1; (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender; and (c) if DEATH BENEFIT OPTION 3 is in effect, the Specified Amount will be reduced to the extent that the amount of the partial surrender exceeds the Accumulated Premiums. If more than one rate class is in effect on the Policy, the Partial Surrender will be deemed to come from the most recent increase in Specified Amount.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln New York will grant a loan against the policy provided: (a) a proper loan agreement is executed and
(b) a satisfactory assignment of the policy to Lincoln New York is made. Loans may continue to be made after the Insured's Age 100. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln New York reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln New York's receipt of such request, except as Lincoln New York may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln New York reserves the right to modify this amount in the future. Lincoln New York will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln New York otherwise In Writing.

LOAN ACCOUNT. The amount of any loan will be transferred out of the Fixed and/or Variable Sub-Accounts as described above. Such amount will become part of the Loan Account Value. The outstanding loan balance at any time includes accrued interest on the loan.

LOAN REPAYMENT. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured; however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln New York agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at an annual rate equal to 5% on or before the 10th Policy Anniversary and 4% thereafter, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln New York. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln New York agree otherwise.


LN665                                  NY                                    19

INDEBTEDNESS. The term "indebtedness" means money, which is owed on this policy due to an outstanding loan and interest accrued thereon but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value and on the Death Benefit Proceeds. Any indebtedness at time of settlement will reduce the proceeds payable under the policy. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. The Owner should consult a tax advisor prior to taking a loan.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the grace period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the grace period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln New York, provided the Insured is alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:
1.   Surrender of the policy;
2.   Death of the Insured; or
3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln New York after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If the Insured dies while the policy is in force, Lincoln New York shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Insured's death, or (ii) an amount determined by Lincoln New York equal to that required by the Internal Revenue Code to maintain the contract as a life insurance policy. (SEE SCHEDULE 4.)

DEATH BENEFIT OPTIONS.  Following are the Death Benefit Options available under the policy:

     DEATH BENEFIT OPTION 1:

     SPECIFIED AMOUNT. The death benefit will be the Specified Amount on the date of death, less any Indebtedness and partial surrenders.

     DEATH BENEFIT OPTION 2:

     SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The death benefit will be the sum of the Specified Amount plus the Net
     Accumulation Value on the date of death.


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                    INSURANCE COVERAGE PROVISIONS (CONTINUED)

        DEATH BENEFIT OPTION 3:

        SPECIFIED AMOUNT AND THE ACCUMULATED PREMIUMS. The death benefit (before deduction of any Indebtedness against the policy and the amount of any partial surrenders) will be the sum of the Specified Amount plus the Accumulated Premium on the date of death, up to the Death Benefit Option 3 Limit shown in the POLICY SPECIFICATIONS.

        For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium, the death benefit, and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premiums, the Specified Amount will be reduced by the excess amount (See NONFORFEITURE AND SURRENDER VALUE PROVSIIONS, EFFECT OF PARTIAL SURRENDERS ON SPECIFIED AMOUNT AND ACCUMULATED VALUE.)

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3. The Accumulated Premium is determined on each Monthly Anniversary Day and is based on the sum of all premiums paid, less the Cumulative Policy Factor (if elected) from the later of the Date of Issue of this policy or the effective date of change to Death Benefit Option 3, until the Policy Anniversary that coincides with or next follows the date the Insured becomes age 100. Any premium paid that will cause the death benefit amount to exceed the Death Benefit Option 3 Limit will be applied to the policy, but will not increase the death benefit.

INCREASES IN THE DEATH BENEFIT OPTION 3 LIMIT. The Owner may request an increase to the Death Benefit Option 3 Limit. If an increase is requested, a supplement application must be submitted and evidence of insurability satisfactory to Lincoln New York must be furnished. If Lincoln New York approves the request, the increase will become effective upon the Monthly Anniversary Day that coincides with or next follows the date the request is approved.

CUMULATIVE POLICY FACTOR FOR DEATH BENEFIT OPTION 3. The Cumulative Policy Factor, if elected by the Owner, is an amount calculated as (1) multiplied by
(2) accumulated monthly from the later of the Date of Issue of this policy or the effective date of change in Death Benefit Option, where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by the Owner; and

(2)     is the Specified Amount divided by 1,000.

Unless DEATH BENEFIT OPTION 2 OR 3 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln New York and the following conditions.

CHANGES IN SPECIFIED AMOUNT:
1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln New York, are met.


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

                    INSURANCE COVERAGE PROVISIONS (CONTINUED)

     In such event, Lincoln New York will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln New York reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS. If DEATH BENEFIT OPTION 3 is in effect, a decrease in Specified Amount will reduce the Death Benefit Option 3 Limit.

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln New York must be furnished; and

     (b)  any other requirements as determined by Lincoln New York must be met.

     If Lincoln New York approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, provided the Insured is alive on such day. If the request is approved with the new rate class due to a change in the insurability of the Insured, the new rate class would apply only to the increase, and the net amount at risk is allocated to the original rate class first. If DEATH BENEFIT OPTION 3 is in effect, an increase in Specified Amount will increase the Death Benefit Option Limit, unless requested otherwise by the Owner.

CHANGES IN DEATH BENEFIT OPTION:

1.   On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2:

     The Specified Amount will be reduced by the Accumulation Value as of the effective date of change.

2.   On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 3:

     The Specified Amount will not change.

3.   On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1:

     The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

4.   On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 3:

     The Specified Amount will be increased by the Accumulation Value, as of the effective date of change.

5.   On a change from DEATH BENEFIT OPTION 3 to DEATH BENEFIT OPTION 1:

     The Specified Amount will be increased by Accumulated Premiums less the Cumulative Policy Factor (if elected) as of the effective date of change.

6.   On a change from DEATH BENEFIT OPTION 3 to DEATH BENEFIT OPTION 2:

     If the Accumulation Value is greater than the Accumulated Premium less the Cumulative Policy Factor (if elected), the Specified Amount will be reduced by the Accumulation Value less Accumulated Premium plus the Cumulative Policy Factor (if elected), as of the effective date of change.


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

                    INSURANCE COVERAGE PROVISIONS (CONTINUED)

        If the Accumulation Value is less than the Accumulated Premium less the Cumulative Policy Factor (if elected), the Specified Amount will be increased by the Accumulated Premium less the Cumulative Policy Factor (if elected), less the Accumulation Value as of the effective date of change.

7. With respect to changes described in 1 through 6 above, the effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

Lincoln New York will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

RIGHT TO CONVERT. At any time during the first eighteen policy months, so long as the policy is in force, the Owner may convert this policy to a substantially comparable flexible premium adjustable life insurance policy without evidence of insurability for an amount of insurance not exceeding the death benefit of the variable life insurance policy on the date of conversion.

PAID-UP INSURANCE OPTION. At any time, the Owner may transfer all of the Variable Account Value to the Fixed Account and then surrender the policy for a reduced guaranteed nonparticipating paid-up insurance. No monthly administrative fees would apply to such paid-up insurance. The amount of paid-up insurance will be that which the surrender value will purchase when applied as a net single premium at the Insured's then attained age using the guaranteed interest and mortality basis set forth under the "Basis of Computations" provision of the policy. The paid-up insurance will not include any supplementary or additional benefits provided by rider under the original policy.

                               GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln New York may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln New York as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln New York In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Insured's death.

The amount payable upon receipt of due proof of death will be the Death Benefit Proceeds as of the date of death. (SEE INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable upon the Insured's death subject to the receipt of Due Proof of Death and will include interest as required by any applicable state law. If the death occurs during the GRACE PERIOD, Lincoln New York will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue monthly deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.


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

                         GENERAL PROVISIONS (CONTINUED)

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.

When settlement is made, Lincoln New York may require return of the policy.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln New York's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. In the event of a deferral of a surrender, loan or payment of the Death Benefit Proceeds, interest becomes payable after 10 days at the rate currently paid under the interest settlement option. Additionally, Lincoln New York reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln New York; during any such deferred period, the amount payable will bear interest at the rate specified under the interest settlement options.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Insured is misstated, Lincoln New York Life will adjust all benefits to the amounts that would have been purchased for the correct age and sex according to the basis specified in
SCHEDULE 3.

SUICIDE. If the Insured commits suicide, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less
(a) any Indebtedness against the policy and (b) the amount of any partial surrenders. If the Insured commits suicide within 2 years from the date of any increase in the Specified Amount resulting from an application by the Owner subsequent to the Date of Issue of the policy, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln New York will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT. Lincoln New York will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds, (b) the current policy values, (c) premiums paid and all deductions made since the last report, (d) outstanding policy loans and (e) any other information required by the Insurance Superintendent of New York.

PROJECTION OF BENEFITS AND VALUES. Lincoln New York will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.


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

                         GENERAL PROVISIONS (CONTINUED)

CHANGE OF PLAN. This policy may be exchanged for another policy only if Lincoln New York consents to the exchange and all requirements for the exchange as determined by Lincoln New York are met.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln New York reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln New York. Further, Lincoln New York reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.


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







                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
                  Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.


LN665